Exhibit 5.1

Desiree Ralls-Morrison Executive Vice President, Global Chief Legal Officer and Secretary McDonald’s Corporation 110 N. Carpenter Street Chicago, IL 60607 desiree.ralls-morrison@us.mcd.com

August 14, 2023

McDonald’s Corporation

110 North Carpenter Street

Chicago, Illinois 60607

Re:          McDonald’s Corporation – Registration Statement on Form S-3

Issuance of US$600.0 Million 4.800% Medium-Term Notes due 2028

Issuance of US$600.0 Million 4.950% Medium-Term Notes due 2033

Issuance of US$800.0 Million 5.450% Medium-Term Notes due 2053

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-258270) (the “Registration Statement”) and the base prospectus contained therein (the “Base Prospectus”) filed by McDonald’s Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 29, 2021. Further reference is made to the Prospectus Supplement, dated July 29, 2021, contained in the Registration Statement (the “Prospectus Supplement”), and Pricing Supplements Nos. 3, 4 and 5 to the Prospectus Supplement, each dated August 9, 2023 (the “Pricing Supplements” and, together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”), relating to the issuance and sale by the Company of US$600.0 million of its 4.800% Medium-Term Notes due 2028 (the “2028 Notes”), US$600.0 million of its 4.950% Medium-Term Notes due 2033 (the “2033 Notes”) and US$800.0 million of its 5.450% Medium-Term Notes due 2053 (the “2053 Notes” and, together with the 2028 Notes and 2033 Notes, the “Notes”). The Notes are being issued under the Indenture, dated October 19, 1996 (as supplemented through the date hereof, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (formerly, First Union National Bank), as trustee, which Indenture is governed by Illinois law, and sold pursuant to the Distribution Agreement, dated September 28, 2009 (as amended, the “Distribution Agreement”), among the Company and the agents named therein, and the Terms Agreements relating to the Notes, each dated August 9, 2023 (the “Terms Agreements”), among the Company and the agents named therein.

I am the Executive Vice President, Global Chief Legal Officer and Secretary of the Company and an attorney licensed to practice law in the State of Connecticut, and this opinion is expressly limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

I, or individuals under my supervision and direction, have examined the Registration Statement, the Prospectus, the Indenture, the Notes in global form, the Distribution Agreement, the Terms Agreements, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the corporate proceedings of the Company’s Board of Directors and such other records, documents and questions of law as I have considered relevant and necessary as a basis for this opinion.

In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. With respect to any instrument or agreement executed or to be executed by any party other than the Company, I have assumed, to the extent relevant to this opinion, that (i) such other party (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and (ii) such other party had at all relevant times and has the full right, power and authority to execute, deliver and perform its obligations under each such instrument or agreement and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of such other party. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, it is my opinion that the Notes have been duly authorized by all necessary corporate action of the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

This opinion is subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and to the effects of general principles of equity, whether considered in a proceeding in equity or at law.

I express no opinion and, accordingly, do not purport to cover herein the application of the Securities Act or “Blue Sky” or securities laws and regulations of the various states and other jurisdictions of the United States to the sales of securities registered under the Registration Statement.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Base Prospectus and the Prospectus Supplement under the caption “Legal Matters.” By giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act and the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Desiree Ralls-Morrison
Desiree Ralls-Morrison
Executive Vice President,
Global Chief Legal Officer and Secretary